Exhibit 99.1

News Release

LCA-Vision Second Quarter Financial Results Feature Same-store Revenue Growth and

Narrowed Operating Loss

Records Third Consecutive Quarter of Same-store Procedure Volume Gains

CINCINNATI (July 26, 2011)– LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operational results for the three and six months ended June 30, 2011.

Second Quarter 2011 Operational and Financial Highlights (all comparisons are with the second quarter of 2010 unless otherwise noted)

•	Revenues were $24.4 million compared with $26.3 million; adjusted revenues were $23.3 million compared with $24.7 million.

•

Procedure volume was 14,081, compared with 15,266 procedures (62 vision centers) and 13,943 same-store procedures (53 vision centers), the third consecutive quarter of year-over-year growth in same-store procedures.

•	Same-store revenues increased 0.6%; adjusted same-store revenues increased 2.6%.

•

Operating loss decreased to $2.8 million compared with $5.4 million; adjusted operating loss was $3.8 million compared with $6.8 million. The improvement in operating loss and adjusted operating loss reflects the closing of under-performing vision centers, lower direct costs per vision center, lower general and administrative expenses, and lower depreciation resulting from fully depreciated assets. The 2010 quarter included $0.4 million in restructuring and impairment charges. Marketing cost per eye was $421 compared with $415.

•	Net loss was $2.8 million, or $0.15 per share, compared with $4.3 million, or $0.23 per share.

First Half 2011 Operational and Financial Highlights (all comparisons are with the first half of 2010)

•	Revenues were $56.7 million compared with $60.3 million; adjusted revenues were $54.3 million compared with $57.0 million.

•	Procedure volume was 32,938 procedures, compared with 34,332 procedures and 31,351 same-store procedures.

•	Same-store revenues increased 2.0%; adjusted same-store revenues increased 3.8%.

•

Operating loss decreased to $0.8 million compared with $6.1 million; adjusted operating loss was $3.0 million compared with $9.0 million. The improvement in operating loss and adjusted operating loss was a result of the closing of under-performing vision centers, lower direct costs per vision center, lower general and administrative expense, lower depreciation expense and lower restructuring charges. Marketing cost per eye decreased to $377 from $414.

•	Net loss was $0.7 million, or $0.04 per share, compared with $4.9 million, or $0.26 per share.

•	Net cash provided by operations was $0.6 million, compared with $7.3 million, which included an $11.8 million tax refund.

•	Cash and investments totaled $51.3 million as of June 30, 2011, compared with $52.2 million as of December 31, 2010.

Adjusted revenues and operating losses are provided as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating losses as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We increased same-store procedures in the second quarter despite the challenging economic environment and cautious discretionary spending,” said LCA-Vision Chief Financial Officer Michael J. Celebrezze. “Additionally, we faced a difficult comparison with the second quarter of last year, which featured a 15% discount promotion throughout that quarter. Because we did not offer a price promotion in this year’s second quarter, our average revenue per procedure increased to $1,653 from $1,619 in 2010. We also experienced a spike in procedures at the end of the 2010 second quarter as the promotion was about to expire, which pulled in an estimated 375 procedures that otherwise would have been performed in the third quarter of 2010. We ended the second quarter of this year with a more normalized procedure run rate.”

LCA-Vision Chief Operating Officer David L. Thomas said, “Same-store procedure volume growth reflects the effectiveness of our marketing programs, with scheduled and attended pre-operative appointments up compared with the prior year. However, we attracted many prospective patients who appear to be earlier in their decision-making process, leading to decreases in conversion and treatment show rates. We are formulating new messaging and implementing activities for use by our LasikPlus® vision center personnel to take advantage of increased prospects, while maintaining contact with others to build a patient pipeline.

“Regarding our diversification into related eye-health businesses, we continue testing the sale of sunglasses and reading glasses in four LasikPlus® vision centers,” Thomas added. “We recently started testing our management services offering with optometrist practices in three LasikPlus® markets, and plan late in the third quarter to begin evaluating a cataract and intraocular lens surgery offering in two markets. The objective of our business diversification programs is to support future growth and profitability, and mitigate our exposure to economic downturns.”

Near-term Financial Outlook

LCA-Vision intends to manage expenses conservatively in 2011. The company’s plans and outlook for the year include:

•	The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo vision center opening program when market conditions improve.

•	The company expects marketing and advertising spend for the 2011 third quarter to be between $5.5 million and $6.5 million.

•	The company expects capital expenditures in 2011 of $1.5 million for vision center renovations, relocations and equipment replacement.

•	The company does not expect to receive a tax refund in 2011.

The company affirms that the number of procedures companywide required for breakeven cash flow, after capital expenditures and debt service, is approximately 70,000 per year. The average number of procedures required for each vision center to reach breakeven remains at 95 per month.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). The webcast will also be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (U.S. and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 78217237.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the FDA’s advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters, and the FDA has undertaken a study on LASIK outcomes and quality of life that is expected to end in 2012. The FDA or another regulatory body could take legal or regulatory action against the company or others in the laser vision correction industry. The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 53 LasikPlus® fixed-site laser vision centers in 26 states and 41 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

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For Additional Information

Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June 30,	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$19,867	$19,350
Short-term investments	30,436	31,947
Patient receivables, net of allowances of $1,223 and $1,392, respectively	2,382	2,256
Other accounts receivable, net	1,606	1,867
Prepaid expenses and other	4,748	5,641

Total current assets	59,039	61,061

Property and equipment	73,009	72,286
Accumulated depreciation and amortization	(60,177)	(57,322)

Property and equipment, net	12,832	14,964

Long-term investments	954	951
Patient receivables, net of allowances of $542 and $330, respectively	566	413
Other assets	2,187	3,092

Total assets	$75,578	$80,481

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$7,357	$8,110
Accrued liabilities and other	13,956	12,266
Deferred revenue	3,457	4,376
Debt obligations maturing within one year	3,004	3,039

Total current liabilities	27,774	27,791

Long-term rent obligations and other	2,871	3,368
Long-term debt obligations, less current portion	2,583	4,245
Insurance reserves	7,135	7,406
Deferred license fee	2,213	3,065
Deferred revenue	1,989	3,476

Stockholders’ investment
Common stock ($.001 par value; 25,291,637 shares issued and 18,837,847 and 18,711,365 shares outstanding, respectively)	25	25
Contributed capital	176,437	175,610
Common stock in treasury, at cost (6,453,790 shares and 6,580,272 shares, respectively)	(113,062)	(114,033)
Retained deficit	(33,115)	(31,134)
Accumulated other comprehensive income	728	662

Total stockholders’ investment	31,013	31,130

Total liabilities and stockholders’ investment	$75,578	$80,481

LCA-Vision Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(Amounts in thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues	$24,416	$26,290	$56,698	$60,303

Operating costs and expenses
Medical professional and license fees	6,072	6,102	14,055	14,440
Direct costs of services	10,451	12,777	21,470	25,891
General and administrative expenses	3,534	3,643	6,991	7,432
Marketing and advertising	5,929	6,330	12,425	14,197
Depreciation	1,434	2,454	2,888	4,996
Impairment charges	—	87	—	87
Restructuring charges	—	311	56	648

	27,420	31,704	57,885	67,691
Gain on sale of assets	237	18	400	1,311

Operating loss	(2,767)	(5,396)	(787)	(6,077)

Net investment income and other	77	1,145	158	1,321

Loss before taxes on income	(2,690)	(4,251)	(629)	(4,756)

Income tax expense	75	36	116	96

Net loss	$(2,765)	$(4,287)	$(745)	$(4,852)

Loss per common share
Basic	$(0.15)	$(0.23)	$(0.04)	$(0.26)
Diluted	$(0.15)	$(0.23)	$(0.04)	$(0.26)

Weighted average shares outstanding
Basic	18,813	18,678	18,778	18,656
Diluted	18,813	18,678	18,778	18,656

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six months ended June 30,
	2011	2010
Cash flow from operating activities:
Net loss	$(745)	$(4,852)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	2,888	4,996
Provision for loss on doubtful accounts	316	1,136
Gain on sale of investments	(5)	(994)
Impairment charges	—	87
Gain on sale of property and equipment	(400)	(1,311)
Deferred income taxes	—	368
Stock-based compensation	827	602
Insurance reserve	(271)	(1,052)
Changes in operating assets and liabilities:
Patient accounts receivable	(620)	831
Other accounts receivable	30	320
Prepaid expenses and other	485	12,280
Accounts payable	(753)	(1,762)
Deferred revenue, net of professional fees	(2,165)	(2,966)
Accrued liabilities and other	1,053	(424)

Net cash provided by operations	640	7,259

Cash flow from investing activities:
Purchases of property and equipment	(763)	(144)
Proceeds from sale of assets	1,027	1,234
Purchases of investment securities	(94,173)	(203,256)
Proceeds from sale of investment securities	95,637	200,313

Net cash provided by (used in) investing activities	1,728	(1,853)

Cash flow from financing activities:
Principal payments of capital lease obligations and loan	(1,697)	(3,094)
Shares repurchased for treasury stock	(288)	(192)
Proceeds from exercise of stock options	23	13

Net cash used in financing activities	(1,962)	(3,273)

Net effect of exchange rate changes on cash and cash equivalents	111	(56)

Increase in cash and cash equivalents	517	2,077

Cash and cash equivalents at beginning of period	19,350	24,529

Cash and cash equivalents at end of period	$19,867	$26,606

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Condensed Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues

Reported U.S. GAAP	$24,416	$26,290	$56,698	$60,303
Adjustments
Amortization of prior deferred revenue	(1,137)	(1,582)	(2,406)	(3,295)

Adjusted revenues	$23,279	$24,708	$54,292	$57,008

Operating Loss

Reported U.S. GAAP	$(2,767)	$(5,396)	$(787)	$(6,077)
Adjustments
Amortization of prior deferred revenue	(1,137)	(1,582)	(2,406)	(3,295)
Amortization of prior professional fees	114	158	241	329

Adjusted operating loss	$(3,790)	$(6,820)	$(2,952)	$(9,043)

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